Exhibit 10.1
AMENDMENT NO. 2
TO
SECURITIES PURCHASE AGREEMENT
     THIS AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT, dated as of November 30, 2010 (this “Amendment”), is entered into by and between Hanmi Financial Corporation, a Delaware corporation and registered bank holding company with its principal offices in Los Angeles, California (the “Company”), and Woori Finance Holdings Co. Ltd., a Korean corporation with its principal offices in Seoul, Korea (the “Purchaser”).
     WHEREAS, the Company and the Purchaser are parties to that certain Securities Purchase Agreement, dated as of May 25, 2010, as amended by that certain Amendment No. 1 to Securities Purchase Agreement, dated as of September 30, 2010 (as amended, the “Purchase Agreement”); and
     WHEREAS, the parties hereto wish to amend the Purchase Agreement as provided herein to extend the Outside Date and make certain other revisions to the Purchase Agreement as set forth herein.
     NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
          Article 1. Amendment and Restatement of Recital. The second whereas clause in the recitals to the Purchase Agreement is hereby amended and restated in its entirety as follows:
“WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, up to 200,000,000 shares of Common Stock (the “Shares”).”
          Article 2. Amendment to Section 1.1. The definition of “Acquisition Proposal” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“Acquisition Proposal” means any written offer, proposal, or indication of interest from any third party(ies) relating to any transaction or series of related transactions involving any (i) acquisition or purchase by any person, directly or indirectly, of 9.9% or more of any series of the Common Stock, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person beneficially owning 9.9% or more of any series of the Common Stock, (ii) any direct or indirect merger, acquisition, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, which results in the stockholders of the Company immediately preceding such transaction owning less than 51% of any series of the issued and outstanding voting or equity securities of the Company after the consummation of such transaction, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof), (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, or (v) any issuance by the Company, other than the sale of the Shares to the Purchaser, which involves the purchase and sale by any person, directly or indirectly, of 9.9% or more of any series of the Common

Stock at any time. Subject to the terms and conditions of this Agreement, the Rights Offering and Subsequent Offering shall not be deemed to be an Acquisition Proposal.”
          Article 3. Deletion of Section 5.1 of the Purchase Agreement. Section 5.1 of the Purchase Agreement is hereby deleted in its entirety.
          Article 4. Deletion of Section 5.3 of the Purchase Agreement. Section 5.3 of the Purchase Agreement is hereby deleted in its entirety.
          Article 5. Deletion of Section 5.4 of the Purchase Agreement. Section 5.4 of the Purchase Agreement is hereby deleted in its entirety.
          Article 6. Amendments to Section 5.9 of the Purchase Agreement. Section 5.9 of the Purchase Agreement is hereby amended as follows:
               a. Section 5.9(b) of the Purchase Agreement is hereby amended and restated as follows:
“(i) split, combine or reclassify any shares of its capital stock; or (ii) directly or indirectly repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;”
               b. Section 5.9(c) of the Purchase Agreement is hereby amended and restated as follows:
“amend its certificate of incorporation, by-laws or other similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination with or involving any other Person, or a letter of intent or agreement in principle with respect thereto, provided, however, that notwithstanding any other provision hereof, the Company may (A) comply with applicable securities laws and regulations, including, without limitation, the Exchange Act (and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer) and (B) the Company may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations, and may furnish such third party information concerning the Company and its business if and only to the extent a third party has first made an Acquisition Proposal and the Board has determined in good faith after consultation with its financial advisors and legal counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law;”
          Article 7. Right of Termination. Section 7.1(d) of the Purchase Agreement is hereby amended and restated in its entirely as follows:
“(i) By the Company, to enter into an Acquisition Proposal, (ii) by the Purchaser in the event the Company enters into an Acquisition Proposal, (iii) by the Company or the Purchaser in the event the Company consummates the issuance and sale of any capital stock or any other security convertible into capital stock of the Company at a price per share that is less than the Per Share Price or (iv) by the Purchaser, if issuances or sales (regardless of the issuance or sale price per share) by the Company of its capital stock prior to the Closing would result in the Purchaser acquiring less than 40% of the capital stock of the Company at the Closing on an as-converted and fully-diluted basis, assuming the issuance and sale at the Closing of 175 million shares of Common Stock to the Purchaser at a $1.20 per share, and taking into account all issuances and sales of the Company’s capital stock, including the issuances and sales pursuant to the Rights Offering and the Subsequent Offering, prior to the Closing.
          Article 8. Extension of Outside Date. The last paragraph of Section 7.1(h) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“For the purposes of this Agreement, the term “Outside Date” shall mean December 31, 2010 or such later date as may be agreed upon by the Parties in writing.”
          Article 9. Deletion of Section 7.2 of the Purchase Agreement. Section 7.2 of the Purchase Agreement is hereby deleted in its entirety.
          Article 10. Notice of any Issuance of Capital Stock, Convertible Securities and Acquisition Proposal. The Company hereby covenants and agrees to provide the Purchaser with written notice (i) at least fourteen (14) days prior to the issuance of any capital stock or any other securities convertible into capital stock of the Company or (ii) upon receipt of any Acquisition Proposal.
          Article 11. Waiver and Release. Purchaser hereby prospectively irrevocably and unconditionally releases the Company from and waives any and all Losses that the Purchaser and/or any of its affiliates may suffer and/or incur after the date of this Amendment, as a result of any and all breaches of Section 3.3(g) or (n) of the Purchase Agreement that may arise as a result of the issuance of any shares of capital stock of the Company following the date of this Amendment; provided, that such release and waiver shall not act as or be deemed to be a release or waiver with respect to any and all Losses that the Purchaser and/or any of its affiliates may have suffered and/or incurred prior to the date of this Amendment as a result of any and all breaches of Section 3.3(g) or (n) of the Purchase Agreement. The Company hereby prospectively irrevocably and unconditionally releases the Purchaser from and waives any and all Losses that the Company and/or any of its affiliates may suffer and/or incur on or after November 15, 2010 as a result of any and all breaches of Section 3.4(e) of the Purchase Agreement; provided, that such release and waiver shall not act as, or be deemed to be a release or waiver with respect to any and all Losses that the Company and/or any of its affiliates may have suffered and/or incurred prior to November 15, 2010, as a result of any and all breaches of Section 3.4(e) of the Purchase Agreement.
          Article 12. Miscellaneous.
               a. Capitalized terms used but not defined in this Amendment have the meanings set forth in the Purchase Agreement.
               b. The Company represents and warrants to the Purchaser and the Purchaser represents and warrants to the Company that (i) it has the power and authority to execute and deliver this Amendment; and (ii) the execution, delivery and performance by such party of this Amendment has been duly and validly authorized by all necessary action on the part of such party, and no other proceedings other than those previously taken or conducted on the part of such party are necessary to approve and authorize this Amendment.
               c. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. If the Company and the Purchaser so elect, this Amendment shall be deemed to be executed at such time as all parties exchange duly executed signature pages via facsimile or other electronic transmission, provided that each party shall thereafter mail to the other party an original of this Amendment bearing such party’s signature.

               d. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.
               e. Except as expressly amended hereby, the Purchase Agreement is in all respects ratified and confirmed and all of the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Purchase Agreement or any of the schedules, agreements or other documents referred to therein or, except as set forth herein, otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under and of them. All terms and provisions of the Purchase Agreement, not specifically amended by this Amendment, shall apply to this Amendment and shall continue without modification and remain in full force and effect according to their terms. Except as expressly amended hereby, this Amendment does not constitute a waiver, amendment or modification of any condition or other provision of the Purchase Agreement. Nothing herein shall affect, modify or limit any waiver or consent granted by any party pursuant to the Purchase Agreement. Any such waiver or consent, if any, granted prior to the date hereof remains in full force and effect.
[Signatures on the Following Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

WOORI FINANCE HOLDINGS CO. LTD
By:	/s/ Pal-Seung Lee
Pal-Seung Lee
Chairman and Chief Executive Officer

HANMI FINANCIAL CORPORATION
By:	/s/ Joseph K. Rho
Joseph K. Rho
Chairman of the Board